As filed with the Securities and Exchange Commission on June 4, 2012

Registration No. 333-54058

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NOVELLUS SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

California	77-0024666
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4000 North First Street San Jose, California	95134
(Address of Principal Executive Offices)	(Zip Code)

Novellus Systems, Inc. Amended and Restated 1992 Stock Option Plan

(Full titles of the plans)

George M. Schisler, Jr.

Vice President, General Counsel and Secretary

Lam Research Corporation

4650 Cushing Parkway

Fremont, California 94538

(Names and address of agent for service)

(510) 572-0200

(Telephone number, including area code, of agent for service)

Copy to:

Timothy G. Hoxie, Esq.

Jones Day

555 California Street, 26th Floor

San Francisco, CA 94104

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the Registration Statement on Form S-8 (File No. 333-54058) (the “Registration Statement”) registering 5,805,000 shares of common stock, no par value, of Novellus Systems, Inc. (the “Company”) for issuance under the Novellus Systems, Inc. Amended and Restated 1992 Stock Option Plan.

On June 4, 2012, pursuant to an Agreement and Plan of Merger, dated as of December 14, 2011, by and among Lam Research Corporation (“Lam Research”), BLMS Inc. (“Merger Sub”), a wholly-owned subsidiary of Lam Research, and the Company, Merger Sub merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of Lam Research (the “Merger”).

As a result of the merger, the Company has terminated all offerings of the Company’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with an undertaking made by the Company in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all securities of the Company registered under the Registration Statement that remain unsold as of the effective time of the Merger, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California on this 4th day of June, 2012.

NOVELLUS SYSTEMS, INC.

By:	/s/ Martin B. Anstice
Martin B. Anstice, President and Chief Executive Officer

Signature	Title	Date

/s/ Martin B. Anstice Martin B. Anstice	President and Chief Executive Officer (Principal Executive Officer)	June 4, 2012

/s/ Ernest E. Maddock Ernest E. Maddock	Vice President, Chief Financial Officer and Assistant Secretary (Principal Financial Officer and Principal Accounting Officer)	June 4, 2012

/s/ George M. Schisler, Jr. George M. Schisler, Jr.	Director	June 4, 2012

/s/ John Theler John Theler	Director	June 4, 2012

/s/ Odette Go Odette Go	Director	June 4, 2012